Exhibit 10.1
December 18, 2013

DELIVERED VIA ELECTRONIC MAIL ONLY
Dr. Jerry L. Malis, EVP and CSO
Synergetics USA, Inc.
3600 Horizon Drive, Suite 110
King of Prussia, Pennsylvania  19406
jmalis@synergeticsusa.com

Re:  Retirement Offer

Dear Jerry,

As you are well aware, Synergetics USA, Inc. (“Synergetics” of the “Company”) has made the decision to close its facility in King of Prussia, Pennsylvania, (the “KOP site”) and to relocate the functions now carried out at the KOP site to its facilities in and near O’Fallon, Missouri (the “O’Fallon site”).  The closure of the KOP site will eventually result in the elimination of all jobs now located at the KOP site.  All non-executive employees at the KOP site have been offered and have accepted separation letters, under which Synergetics will provide certain benefits to these employees upon the end of their employment at the KOP site.

Synergetics’ announcement of its intent to close the KOP site has led to your decision to consider retirement from full-time employment with the Company.  In respect of over 30 years of service and your tremendous contributions to the Company during that time, this letter sets forth the terms and conditions of the retirement offer Synergetics extends to you.  Your acceptance of this offer will entitle you to the retirement benefits described below.  In this letter you will be referred to using the terms “you” and “Employee” and the grammatical derivatives thereof (e.g., in the possessive form:  “your” and “Employee’s”).  This letter will also be referred to as the “Agreement”.

TERMS AND CONDITIONS

1.	Employee Retirement Date. Employee’s date of retirement from and last day of employment with the Company shall be December 31, 2013 (“Retirement Date”).

2.	Retirement Payments. Subject to the terms and conditions of this Agreement, you will be paid an amount (“Retirement Amount”) equal to Two Hundred Eighty-Three Thousand Eight Hundred Thirty-Two and 04/100 Dollars ($283,832.04) minus all required and appropriate tax withholding and other deductions regularly taken from earnings in accordance with the law and Synergetics’ normal payroll practices. Regardless of when this Agreement is accepted, the Retirement Amount will not vest until January 1, 2014, and shall be paid in twelve (12) equal monthly installments of Twenty-Three Thousand Six Hundred Fifty-Two and 67/100 Dollars ($23,652.67) (each a “Retirement Payment”) to be paid in conjunction with the first payroll generation in Synergetics’ normal payroll cycle for each month of calendar 2014.

3.	Vacation Pay. Any vacation time that you have accrued as an employment benefit, but that is also unused as of December 31, 2013, shall be converted to cash at your equivalent daily base pay rate, and paid in a lump sum with Synergetics’ first payroll cycle in January 2014. Your accrued number of unused vacation days as of December 18, 2013, is thirty (30) days. If you do not use any further vacation days before December 31, 2013, your gross vacation pay will be Thirty-Two Thousand Seven Hundred Forty-Nine and 85/100 ($32,749.85). This vacation pay will be subject to all required and appropriate tax withholding and other deductions regularly taken from earnings in accordance with the law and Synergetics’ normal payroll practices.

3845 Corporate Centre Drive, O’ Fallon, MO 63368 Phone: (636) 939-5100 Fax: (636) 939-6885
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Retirement Offer
Synergetics USA, Inc. / Jerry Malis
December 18, 2013

4.	Vesting of Equity Compensation. On January 1, or as soon thereafter as Employee’s acceptance of this Agreement becomes non-revocable (“Vesting Date”), the Company will cause to vest all now unvested shares of Company common stock and stock options previously granted to Employee under the Amended and Restated Synergetics USA, Inc. 2001 Stock Plan (“Plan”) in the form of Restricted Stock Awards and Options, respectively. That is, for those 17,546 restricted shares and those 27,909 options previously granted but now still unvested, the restrictions on ownership transfer and on exercise, respectively, shall no longer apply thereto as of the Vesting Date. Thereafter, the share certificates or such other evidence of ownership of those then-vested 17,546 shares shall promptly be provided to Employee upon payment by Employee of the taxes due upon such vesting as described in the Plan, and the then-vested 27,909 options shall be exercisable according to the procedure stated in the Plan. Also, however, as a revision to the Plan, any and all then-vested Options held by Employee at any time during 2014 shall be exercisable until January 15, 2015.

5.	Provision for health care. During calendar year 2014, the Company shall pay health insurance premiums on behalf of Employee. Employee will have the option beginning January 1, 2014 to elect either (1) continuing health insurance coverage under a Synergetics Plan (a/k/a COBRA coverage), or (2) Medicare, including Parts A, B, and D, and so-called Medigap or Supplementat coverage, and Synergetics will pay the premium on behalf of Employee until December 31, 2014. While Employee may be eligible for both insurance plans described in this Section (i.e., COBRA and Medicare), Synergetics will pay the premiums for only one or the other coverage. Employee will be obligated to review coverages, timely elect coverage, and properly notify one or the other insurance plan in order to become covered, and thereafter shall submit the premium invoice to Synergetics for payment (so as to avoid the premium value becoming taxable income to Employee, as would happen if premium payments are made by Employee and are reimbursed by Synergetics). Employee is reminded that failure to timely notify either plan could result in forfeiture of coverage for a period of time (and possibly forever with regard to COBRA coverage). Beginning January 1, 2015, Employee will be responsible to pay any and all premiums for health insurance coverage then deemed appropriate by Employee.

6.	Consulting Services. During the first twelve months of this Agreement, Employee shall provide consulting services (“Consulting Services”) to Company, as requested by Company without additional compensation therefor, as related to product design and engineering, manufacturing process improvement, supplier and customer relationship management, market evaluation and development, and other matters directly related to the work Employee performed during employment with the Company. Consulting Services shall be limited to a maximum of thirty (30) workday equivalents, which shall mean a total of two hundred forty (240) hours, and shall not be required outside of normal business hours, and shall be requested with reasonable notice and for reasonable time increments. Company shall pay for Employee’s reasonable expenses related to providing Consulting Services, which expenses shall be approved in advance by Company.
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Retirement Offer
Synergetics USA, Inc. / Jerry Malis
December 18, 2013

7.	Agreement Acceptance. You may accept Synergetics’ offer to enter this Agreement by delivering a copy of this Agreement countersigned in the space provided on the last page hereof to either of the Director of Human Resources or the General Counsel of Synergetics by 5:30 PM CST at any time on or before the 45th day after presentation hereof to you. If you fail to timely so deliver a countersigned Agreement, Synergetics’ offer to enter this Agreement shall immediately expire and be null and void. Refusal to accept any payment hereunder after validly entering into this Agreement shall not effect a rejection or termination of this Agreement, or a revocation or cancellation of any provision hereof.

8.	Employee’s Release. Employee understands that there are various state, federal and local laws that prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, veteran status and other protected categories and that these laws are enforced through various federal agencies, including the Equal Employment Opportunity Commission, the U.S. Department of Labor, and various agencies in the Commonwealth of Pennsylvania, including the Pennsylvania Human Relations Commission, and Employee agrees, as of the date of execution hereof and again as of the date of acceptance of each Retirement Payment (each of the dates of execution and acceptance being a “Release Date”), to waive any and all rights Employee may have as against Synergetics under these and any other laws, and to release Synergetics and all its parent companies, subsidiaries, affiliated companies and all trusts and employee benefit plans thereof, and all of their directors, trustees, administrators, shareholders, officers, employees, agents, predecessors, successors, assigns, (hereinafter referred to jointly and severally as “Releasees”) from Claims under these and any other laws, as follows.

a.	Employee, on behalf of Employee’s self and Employee’s spouse, heirs, successors, assigns, administrators, and representatives of any kind, completely releases and forever discharges each and all Releasees from any and all claims, demands, liabilities, causes of action, and damages of every kind and nature, known or unknown, arising out of, related to, or based in whole or in part on any conduct, whether an act or omission, by Releasees occurring on or before the Release Date (hereinafter referred to as a “Claim” or “Claims”), and particularly those Claims arising out of or related to Employee’s employment with the Company, including Employee’s retirement from employment with the Company, specifically including but not limited to Claims against Releasees for unpaid wages, bonuses, or other benefits, wrongful discharge, and discrimination. Released Claims include claims arising out of or related to Employee’s stock and option ownership, including Claims under the Securities Act of 1933, the Exchange Act of 1934, and state blue sky laws, as well as the regulations implementing such securities laws whether enacted by the Securities and Exchange Commission or state agencies. Released Claims include claims under state corporate law, including the Delaware General Corporations Law. Released Claims are not limited by the examples of Claims referenced herein, but include all Claims of all legal and equitable bases. Claims, as defined herein, which are being waived by Employee, include but are not limited to any allegation or right which does or may exist under the Civil Rights Act of 1964, as amended, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Employee Retirement Income Security Act of 1974, as amended, Executive Order 11246, the Civil Rights Reconstruction Acts, the Workers’ Compensation laws of the Commonwealth of Pennsylvania, the Family and Medical Leave Act of 1993, as amended, and any and all other federal, state and local statutory and common laws, and rules, regulations, orders and ordinances of any kind. Employee’s release and each such release shall not operate prospectively with regard to any claims, demands, liabilities, causes of action, or damages that may arise from events and circumstances occurring entirely after the Release Date.
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Retirement Offer
Synergetics USA, Inc. / Jerry Malis
December 18, 2013

b.	Employee agrees to defend and indemnify any and all Releasees from and against any and all Claims brought by, on behalf of, or for the benefit of Employee, including any Claim brought before any local, state, or federal civil rights agency, such indemnity to survive the termination or expiration of this Agreement in perpetuity, and further (and not as an elected, sole remedy) to disgorge to the Company the Retirement Amount provided under Section 2 hereof immediately upon the filing of a lawsuit stating a claim released in this Section 4 (including its subsections).

9.	Company’s Release. Company completely releases and forever discharges Employee from any and all claims, demands, liabilities, causes of action, and damages of every kind and nature, known or unknown, arising out of or based in whole or in part on any conduct of Employee within the scope of his employment with Company and occurring on or before the effective date hereof.

10.	Representation and Warranties. Employee represents and warrants the following as of the date of execution hereof and again as of the date of acceptance of each Retirement Payment.

a.	No Breach of Prior Agreement. Employee acknowledges that Employee entered into with Synergetics a written, non-disclosure and non-competition agreement before or during Employee’s employment with Synergetics, and that Employee has not materially breached the obligations therein at any time during employment or thereafter prior to entry into this Agreement. Furthermore, Employee represents and warrants that Employee has not materially breached any other duty, e.g., under the common law, that Employee owed to Synergetics during the period of Employee’s employment with Synergetics.

b.	No Pending Claims. Employee has no pending claim or charge against any Releasees before any local, state or federal agency. Employee has no pending claim or lawsuit against any Releasees before any state or federal court or tribunal.

c.	No Claims Accrued. Employee has not suffered a work-related injury and has not experienced any circumstance giving rise to a claim under the Family and Medical Leave Act, except as has been disclosed to the Company.

d.	No Unpaid Wages. Employee has been paid in full all wages due and owing to Employee for all work performed for the Company, except for wages due for work between the date hereof and the Retirement Date.

e.	No Commitment of Company. Employee has not exercised authority on behalf of the Company so as to commit Company to any obligation, and specifically has not entered into any agreement, written or oral, except as any such exercise of authority has been specifically disclosed to Company senior management.
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Retirement Offer
Synergetics USA, Inc. / Jerry Malis
December 18, 2013

f.	No Separation Benefit Required. Employee acknowledges that, except as presented in this Agreement (through the voluntary agreement of the Company), Employee is not entitled to receive any monetary payment or other benefit from the Company or any Releasee at the time of or as a result of Employee’s retirement and the consequent end of Employee’s employment relationship with the Company.

g.	Consideration Period. Employee states that at the time of signing Employee’s name to this Agreement: (i) Employee has read this Agreement and understands the terms hereof; (ii) Employee was given at least forty-five (45) days to consider whether or not to enter into this Agreement before the Company’s offer to enter into this Agreement would have been withdrawn; (iii) Employee knows that by entering into this Agreement Employee is waiving significant legal rights; (iv) Employee knows of Employee’s right to consult an attorney before entering into this Agreement and was advised by Company to do so; and (v) Employee enters into this Agreement knowingly and voluntarily. Further, Employee is provided with seven (7) days after Employee’s signing hereof to revoke this Agreement by delivering a signed writing in person or by mail, tele-facsimile, or electronic mail to the Company’s General Counsel at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, or (636) 329-0816, or prasche@synergeticsusa.com.

h.	Scope of Restrictions. Employee recognizes the scope of the covenants herein (e.g., the scope of the restrictive covenants as to time period, geographic area and type of activities restricted), and expressly acknowledges and agrees that such scope is commercially reasonable and necessary in light of Company's right and desire to protect its legitimate business interests. Employee’s compliance with the covenants herein will not be an unreasonable hardship on Employee or deprive Employee of earning a livelihood.

11.	Confidential Agreement. After entry into this Agreement, in perpetuity or until the information protected under this Section 11 is no longer confidential through no fault of Employee, Employee agrees to keep confidential the terms and existence of this Agreement from all persons or entities other than Employee’s immediate family, tax advisor and legal advisor, to whom Employee may disclose the existence or terms hereof on a need-to-know and confidential basis. Upon such disclosure, Employee will advise any and each of those persons that they are bound to keep the terms or existence hereof confidential. If any and each of those persons do not maintain the confidentiality hereof, then Employee shall be deemed to have violated this Agreement, and shall be liable therefore.

12.	Non-Compete. For a period of two (2) years following the Retirement Date, Employee will not engage in or become in any way or in any capacity materially affiliated with or materially interested in any business that is competitive with Company’s business worldwide. Without limitation on the prior, more general prohibition of this Section 9, Employee specifically shall not become an owner, employee, partner, joint venturer, consultant or other agent of, and shall not obtain or hold a material financial interest as an owner, member, partner, stockholder, creditor or otherwise in any entity or person that produces, services, assembles, markets, sells or otherwise puts into the steam of commerce within the retinal surgical product or service market or within the intracranial or spinal surgical, or pain control product or service market, a good or service materially similar to, that directly or indirectly competes in the marketplace with, or for which the intended result of the use thereof reasonably could be achieved with, at least one of those goods or services that Company produces, services, assembles, markets, sells or otherwise places into the stream of commerce and used as intended.
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Retirement Offer
Synergetics USA, Inc. / Jerry Malis
December 18, 2013

13.	Obligations Regarding Company Property.

a.	Any and all ideas, processes, know-how, technology, copyrights, works of authorship, derivative works, inventions, patents, trademarks, trade dress, service marks, improvements, confidential information, trade secrets and the like, and all applications for a government grant or registration to protect a legal interest in the same (collectively "Intellectual Property"), that are developed, conceived, created, discovered, learned, produced or otherwise generated by Employee, whether individually or otherwise, during the time that Employee is employed by Company and for one (1) year thereafter, whether or not during working hours, and that are within the scope of Company’s business or that relate to the business or activities of Company, as well as any and all Intellectual Property that was developed, conceived, created, discovered, learned, produced or otherwise generated by Employee , in whole or in part, during regular business hours or using Company's resources, shall be the sole and exclusive property of Company, and no one else’s, and Company shall own any and all right, title, and interest to such Intellectual Property. Intellectual Property that exists in the public domain prior to being developed, conceived, created, discovered, learned, produced or otherwise generated by Employee as described above in this Subsection 10(a), shall not be covered by the terms of this agreement.

b.	The Employee hereby assigns to Company any and all right, title and interest in and to any such Intellectual Property described above in Subsection 10(a), which is now existing, agrees to automatically assign to Company at the time of creation, conception, discovery, or development any and all such Intellectual Property created hereafter, and further agrees to execute an assignment instrument assigning such Intellectual Property to Company whenever requested by Company to do so.

c.	At Company’s reasonable expense, Employee covenants and agrees that, both during and after Employee’s employment, Employee will provide the utmost cooperation in such ways as Company deems desirable or necessary in order to protect its interests in such Intellectual Property, providing that after Employee’s retirement, such cooperation shall be limited to providing to the Company a full disclosure thereof and executing any and all applications, assignments or other legal instruments related thereto.

c.	Any and all documents (created in any medium, electronic, paper or otherwise), devices, tools, instruments, data, and the like obtained by or provided to Employee, or otherwise made, produced, or compiled by Employee during the course of Employee’s employment with Company, which contain confidential or proprietary information, as well as all such documents (created in any medium, electronic, paper or otherwise), devices, tools, instruments, data, and the like that were purchased or otherwise obtained (including as a creation of Company’s employees) by Company for use by Company are the sole and exclusive property of Company. Employee covenants and agrees that all such documents (created in any medium, electronic, paper or otherwise), devices, tools, instruments, data, and the like shall be promptly returned to Company upon a demand therefor made at any time by Company, and, without need for demand, upon Employee’s retirement.
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Retirement Offer
Synergetics USA, Inc. / Jerry Malis
December 18, 2013

14.	Non-Disclosure. After entry into this Agreement, in perpetuity or until the information protected under this Section 14 is no longer confidential or proprietary through no fault of Employee, Employee shall not in any manner, directly or indirectly, personally or via the Internet, telephone, cable, electronic transmission or any other method of communication, use or divulge, disclose or communicate to any person or entity any of Company’s or Releasee’s proprietary or confidential information of any kind, nature or description, including without limitation any technical information; know-how; engineering drawings; prioritization of product importance; prioritization of research projects; methods of manufacture or assembly; non-public information about pending patent applications; intellectual property or patent strategies; the names, buying habits or practices of any of Company’s customers or prospective customers; marketing plans, methods or related data; historical or projected financial information; budgets; the names of any of Company’s vendors or suppliers; the costs, prices, discounts, commissions or rebates Company obtains or has obtained or at which it purchases or has purchased or sells or has sold its supplies, products or services; lists or other business records used in Company’s business, whether written or stored on any other media or device; compensation paid to employees or other terms of employment; or any confidential information of, about or concerning the business of Company; the parties hereto stipulating that as between them, the same are and shall be deemed to be important, material, confidential and proprietary information affecting the successful conduct of the business and goodwill of Company. This Section 11 shall survive the expiration or termination of this agreement.

15.	Non-Solicitation. For a period of two (2) years after the Retirement Date, you agree to the following prohibitions of this Section 15. The prohibited actions shall not be performed in any manner, directly or indirectly, personally, through an agent or via the Internet, telephone, cable, electronic transmission or any other method of communication, without prior written consent of Synergetics’ CEO:

a.	Employee agrees not to divert or reduce, or attempt to divert or reduce any business of Company by, directly or indirectly, influencing or attempting to influence a customer or prospective customer of Company.

b.	Employee agrees not to solicit or recruit or otherwise induce or influence or attempt to induce or influence any person or entity engaged by Company as an employee, agent, independent contractor, supplier, or otherwise (including as a customer or prospective customer) either to terminate such engagement with Company or in any way reduce or alter in a manner detrimental to Company any performance due Company or any expectancy reasonably held by Company as a result of such engagement.
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Retirement Offer
Synergetics USA, Inc. / Jerry Malis
December 18, 2013

16.	No Disparagement. For a period of two (2) years after the Retirement Date, Employee shall not criticize, denigrate, or disparage any of Releasees or any of any Releasees’ products, services, or practices or suggest to any person, including other employees of Company, that Employee was treated unfairly, unlawfully, immorally or without courtesy by any Releasee.

17.	No Admission. Employee and the Company agree that this Agreement shall not be construed as admissions by Releasees of liability or wrongdoing of any nature whatsoever.

18.	No Application for Employment. Company shall not be obligated to accept a request or an application for employment from you after the Retirement Date. Any such request or application for employment with Company may be disregarded or denied by Company without liability to Company. Employee agrees to defend and indemnify any and all Releasees from and against any and all claims brought by, on behalf of, or for the benefit of Employee, with respect to any act or omission by any Releasee with respect to any such request or application for employment with Company.

19.	Mediation and Arbitration. To the extent that a claim or dispute arises out of, or in relation to this agreement, the parties hereby agree that they shall attempt to settle the claim or dispute through mediation occurring in St. Charles county Missouri. The parties agree that if any claim or dispute cannot be settled by the parties within thirty days of first notice by one party to the other thereof, they shall within thirty days thereafter select a mutually-acceptable, qualified mediator and complete a mediation session in an attempt to settle such claim(s) or dispute(s). The parties further agree that the costs of the mediation shall be divided equally between them. The parties hereby agree that any such claim or dispute not settled in mediation shall be settled by binding arbitration under the rules of the American Arbitration Association (“AAA”) applicable to such dispute, and not by a court. The parties shall select an arbitrator by mutual agreement from among the eligible individuals offered by the AAA within twenty days of notice by one party to the other of the intent to arbitrate, and shall complete the arbitration with due haste, considering all issues relevant to scheduling and conducting the arbitration. The arbitrator shall base the award on applicable law. The parties further agree that the costs of the arbitration shall be borne by the party substantially failing to prevail, as adjudged by the arbitrator.

20.	No Employment or Service Contract. Nothing in this letter agreement shall confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

21.	Entire Agreement; Amendments. This Agreement sets forth the entirety of the parties’ agreement regarding all matters involved in Employee’s employment and retirement from employment with the Company, and conduct by Releasees, jointly and individually, all as of the dates of execution of this Agreement by Employee and the dates of acceptance of each Retirement Payment hereunder. Employee and the Company agree that this Agreement supersedes all prior written or oral agreements relating to Employee’s employment, separation from employment, and any conduct by any Releasees prior to the execution of this Agreement, all of which have been merged into this Agreement. Any amendment hereof must be made in a writing signed by both parties hereto. And, any such amendment shall not modify this Agreement, except by specific reference hereto.
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Retirement Offer
Synergetics USA, Inc. / Jerry Malis
December 18, 2013

22.	Miscellaneous.

a.	Choice of Law. This Agreement shall be interpreted and construed under the laws of the State of Missouri without regard to choice or conflict of laws principles.

b.	Legal Construction. Company and Employee agree that the covenants contained in this Agreement shall be deemed to be a series of separate and independent covenants. If any competent court or tribunal shall determine that any of the covenants or any part thereof is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, and if necessary, shall be reformed, construed and enforced in such manner as to be valid and effective under applicable law. Specifically, but without limiting the prior, more general statement in this Subsection 19(b), if the scope of any of the covenants herein should ever be found by a competent court to be more extensive (whether as to time period, geographic area, scope of business, occupational limitations or otherwise) than is determined to be permitted under applicable law, it is expressly understood and agreed between the parties hereto that such covenant shall not be void, but that the restriction contained therein (whether as to time period, geographic area, scope of business, occupational limitations or otherwise) shall be and hereby is reformed to the maximum time period, geographic area, scope of business or occupational limitation permitted by law

c.	Remedies. The parties hereto shall be allowed all legal and equitable remedies available under the law in addition to any other remedy provided for herein. The parties hereto agree that any breach of any covenant herein is and shall be deemed to be material to this Agreement, and that upon a material beach either party may obtain an order for the specific performance of this Agreement. Prior to proceeding to arbitration, either party may also obtain from any competent court preliminary injunctive relief to stop or prohibit any act which would violate any of the covenants herein. Should a party hereto bring a proceeding for preliminary injunctive relief, the prevailing party in any such proceeding shall be entitled to recover from the non-prevailing party the costs and reasonable attorneys’ fees incurred by such prevailing party in bringing and prosecuting such proceeding.

d.	Successors and Assigns. This letter agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company and any other person who is a successor to the Company by merger, acquisition, consolidation or otherwise, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that you may not assign any rights hereunder without the written consent of the Company.
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Retirement Offer
Synergetics USA, Inc. / Jerry Malis
December 18, 2013

Please indicate your acceptance of the foregoing terms and conditions of this Agreement by signing one copy of this Agreement and returning it to the Company.  This Agreement shall be effective as of the first date written above.  Your signature delivered to the Company electronically, as by tele-facsimile or via electronic mail, shall be binding just as if delivered in person as an original signature.

Sincerely,

/s/ Robert H. Dick
Robert H. Dick
Chairman, Board of Directors

ACCEPTED AND AGREED TO
by Jerry L. Malis

Signature:   /s/ Jerry L. Malis

Date:                  December 21, 2013

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